EXHIBIT 4.3

                            NON-QUALIFIED STOCK OPTION AGREEMENT

                                       FOR KEY EMPLOYEES

                               HEALTHCARE IMAGING SERVICES, INC.

                                  1997 OMNIBUS INCENTIVE PLAN

     Agreement, made as of the 13th day of April, 1998, between Healthcare Imaging Services, Inc. (the "Company"), a Delaware corporation, and Robert D. Baca (the "Optionee"), residing at ________________ .

     The Company has an omnibus equity incentive plan entitled the "HealthCare Imaging Services, Inc. 1997 Omnibus Incentive Plan" (the "Plan"). Although this option is not being granted under the Plan, the Company and the Optionee agree that this option shall nonetheless be subject to the terms and conditions of the Plan. In the case of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall be controlling. A copy of the Plan is available upon request by the Optionee from the Assistant Secretary of the Company.

     A Committee of the Board of Directors of the Company (the "Committee") has adopted a resolution granting the Optionee a stock option (the "Option") to purchase shares of the Company's Common Stock, $.01 par value per share ("Shares"), for the price and on the terms and conditions set forth in this Agreement and in the Plan.

     The Company makes no representations or warranties as to the income, estate or other tax consequences to the Optionee of the grant or exercise of the Option or the sale or other disposition of the Shares acquired pursuant to the exercise thereof.

     1. (a) The price at which the Optionee shall have the right to purchase Shares under this Agreement is set forth on Schedule A hereto and is subject to adjustment as provided in Paragraph 6.

     (b) Unless the Option is previously terminated pursuant to the Plan or this Agreement, the Option shall be exercisable during the period or periods specified herein, including Schedule A hereto.

     In no event shall any Shares be purchasable under this Agreement after the respective expiration date or dates specified on Schedule A hereto ("Expiration Date"). Unless otherwise specified on Schedule A hereto, the unexercised portion of the Option will terminate (i) immediately upon the termination of the Optionee's employment or other retention (A) for Cause (as defined in Section
7.3 of the Optionee's Employment Agreement with the Company, dated as of the date hereof (the "Employment Agreement")), (B) pursuant to Section 7.5 of the Employment Agreement or (C) by the Optionee other than for Good Reason (as defined in

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Section 7.4 of the Employment  Agreement);  (ii) 6 months after the date on which the Optionee's employment or other retention is terminated (A) by the Company other than for Cause, death Disability (as defined in Section 7.2 of the Employment Agreement) or (B) by Optionee for Good Reason (other than with respect to a Change of Control as defined in the Employment Agreement) or (iii) 12 months after the date on which the Optionee's employment or other retention is terminated by reason of death or Disability.

     If, at any time within eighteen (18) months after the termination of the Optionee's employment or other retention, the Optionee engages in any activity in competition with any activity of the Company or any of its subsidiaries, or inimical, contrary or harmful to the interests of the Company or any of its subsidiaries, including, but not limited to: (1) conduct related to the Optionee's employment or other retention for which either criminal or civil penalties against the Optionee may be sought, (2) violation of Company policies, including, without limitation, the Company's insider trading policy, (3) employing or recruiting any present, former or future employee of the Company or any of its subsidiaries, (4) disclosing or misusing any confidential information or material concerning the Company or any of its subsidiaries, (5) participating in a hostile takeover attempt of the Company or (6) conduct which violates the terms of any non-competition and/or confidentiality agreement between the Optionee and the Company and/or any of its affiliates, then, unless otherwise determined by the Committee, the Option shall terminate effective the date on which the Optionee enters into such activity, unless terminated sooner by operation of another term or condition of the Option or the Plan.

     2. Nothing contained herein shall be construed to confer on the Optionee any right to continue as an employee of (or in any other position with) the Company or any subsidiary of the Company or to derogate from any right of the Company or any subsidiary thereof to retire, request the resignation of or discharge the Optionee, or to lay off or require a leave of absence of the Optionee, with or without pay, at any time, with or without Cause. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares subject to the Option until the Option shall have been duly exercised to purchase such Shares in accordance with the provisions of this Agreement.

     3. The Option shall not be assignable, alienable, saleable, or transferable by the Optionee otherwise than (a) by will or by the laws of descent and distribution, (b) to the spouse or any lineal ancestor or descendant of the Optionee, (c) to a trust, the sole beneficiaries of which are any or all of the Optionee or the spouse or any lineal ancestor or descendant of the Optionee, or
(d) with the consent of, or in accordance with rules and procedures established by, the Committee. The Option may not be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate (as defined in the Plan).

     4. The Option shall be exercisable during the Optionee's lifetime only by the Optionee or, if permissible under applicable law, by his or her guardian or legal representative, or, if the Option has been transferred in accordance with the provisions of Paragraph 3 hereof, by the permitted transferee of the Option or such other person as may be entitled to exercise the Option on behalf of such transferee.



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     The  Option  may only be  exercised  by the  delivery  to the  Company of a written notice of such exercise in the form of Annex I hereto (the "Exercise Notice"), which notice shall specify the number of Shares to be purchased (the "Purchased Shares") and the aggregate exercise price for such Shares, together with payment in full of such aggregate exercise in price in cash or check payable to the Company; provided, however, that payment of such aggregate exercise price may instead be made, in whole or in part, with the consent of the Committee, by one or more of the following means (a) delivering to the Company a certificate or certificates representing Shares duly endorsed or accompanied by a duly executed stock power(s), which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares to be valued on the basis of the aggregate fair market value thereof on the date of such exercise, which aggregate fair market value shall be applied against and used to pay the aggregate exercise price for the portion of the Option being exercised); (b) "pyramiding" of Shares issuable upon exercise of the Option, provided in each case that the Company is not then prohibited from purchasing or acquiring such Shares; and/or (c) surrendering options to the Company in lieu of cash as provided herein. Upon receipt by the Company of a duly executed Exercise Notice which states that the Optionee is paying the aggregate exercise price as provided in clause (c) of the immediately preceding sentence, the Company shall issue to the Optionee a number of Shares equal to (a) the amount by which the Market Price (as hereafter defined) on the date of the Exercise Notice exceeds the exercise price per share divided by (b) the Market Price on the date of exercise, which fraction is then multiplied by (c) the number of Options surrendered. "Market Price" per Share on any day shall equal Fair Market Value, as defined in the Plan, of a Share. For example, if the exercise price per Share is $4.00 and the Market Price per Share is $10.000, the difference is (i) $6.00 divided by (ii) $10.00 which is .60. This amount, .60, is multiplied by (iii) the number of Options surrendered to determine the actual number of Shares to be issued upon exercise thereof. Therefore, if 20,000 Options were surrendered, 12,000 Shares would be issued to the Optionee.

     5. If the Company shall become obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Option, including, without limitation, any federal, state, local or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax (the "Withholding Liability"), then the Optionee shall, on the date of exercise and as a condition to the issuance of the Shares subject to the Option, pay the Withholding Liability to the Company. Payment shall be by check payable to the Company; provided, however, that, with the consent of the Committee, payment may instead be made by delivery to the Company of a certificate or certificates representing Shares duly endorsed or accompanied by a duly executed stock power(s), which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such Shares to be valued on the basis of the Fair Market Value thereof on the date of such payment); provided, further, that the Company is not then prohibited from purchasing or acquiring Shares. The Optionee hereby consents to the Company withholding the full amount of the Withholding Liability from any compensation or other amounts otherwise payable to the Optionee if the Optionee does not pay the Withholding Liability to the Company on the date of exercise of the Option, and the Optionee agrees that the withholding and payment of any such

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amount by the Company to the relevant  taxing  authority  shall  constitute full satisfaction of the Company's obligation to pay such compensation or other amounts to Optionee.

     6. (a) In the event that the Committee shall determine that any (i) subdivision or consolidation of Shares, (ii) dividend or other distribution (in the form of Shares), (iii) recapitalization or other capital adjustment of the Company or (iv) merger, consolidation or other reorganization of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event described in Treasury Regulation Section 1.162-27(e)(2)(iii)(C) promulgated under the Internal Revenue Code of 1986, as amended, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number and type of Shares (or other securities or property) purchasable under the Option and (2) the exercise price of the Shares purchasable under the Option or, if deemed appropriate, make provision for a cash payment to the Optionee. Any determination made by the Committee under this Paragraph shall be final, binding and conclusive. In computing any adjustment under this Paragraph, any fractional share shall be eliminated. Nothing contained in this Agreement shall be construed to affect in any way the right of power of the Company to make any adjustment, reclassification, reorganization or changes to its capital or business structure or to merge or to consolidate or to dissolve, liquidate or transfer all or any part of its business assets.

     (b) Upon the occurrence of a Change of Control of the Company (as defined in the Plan), the Optionee shall have the right, exercisable during the 30 day period preceding the occurrence of such Change of Control, and, in addition, with respect to a Change of Control described in clauses (i) and (ii) of the definition thereof, within 30 days after the occurrence of such Change of Control, to exercise in whole or in part the unexercised portion of the Option without regard to the vesting provisions thereof. The Company will mail or cause to be mailed to the Optionee a notice specifying the date that is to be fixed as of which all holders of record shall be entitled to exchange their Shares for securities, cash or other property issuable or deliverable pursuant to a Change of Control described in clauses (iii) or (iv) of the definition thereof. In the event the Option is not exercised in its entirety on or prior to the date specified therein, any and all remaining rights under the Option shall terminate as of said date.

     7. Anything in this Agreement to the contrary notwithstanding, in no event may the Option be exercisable if the Company shall, at any time and in its sole discretion, determine that (a) the listing, registration or qualification of any Shares otherwise deliverable upon such exercise, upon any securities exchange or under any state or federal law, or (b) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or desirable in connection with such exercise. In such event, such exercise shall be held in abeyance and shall not be effective unless and until such listing, registration, qualification, withholding or approval shall have been affected or obtained free of any conditions not acceptable to the Company.



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     8. Unless the  issuance  of the Shares upon the  exercise of the Option has been registered under the Securities Act of 1933, as amended (the "Securities Act"), the Committee may require as a condition to the right to exercise the Option hereunder that the Company receive from the person exercising the Option representations, warranties and agreements, at the time of any such exercise, to the effect that the Shares are being purchased for investment only and without any present intention to sell or otherwise distribute such Shares and that the Shares will not be disposed of in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder. The certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

     9. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to principles regarding conflicts of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be.



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        IN WITNESS WHEREOF, the parties have witnessed this Agreement to be duly executed and delivered as of the date first above written.


OPTIONEE:                                   HEALTHCARE IMAGING SERVICES, INC.


/s/Robert D. Baca                          By:/s/Elliott H. Vernon
-----------------                          -------------------------------
Robert D. Baca                              Name: Elliott H. Vernon
                                            Title:Chairman of the Board,
                                                  President and Chief Executive
                                                  Officer





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                                    SCHEDULE A

Name of Optionee: Robert D. Baca

Date of Grant: April 13, 1998

     Option Exercise Price: (subject to Paragraph 6) $7.50 (with respect to 50,000 of the shares subject to the Option), $10.00 (with respect to 50,000 of the shares subject to the Option) and $12.50 (with respect to 50,000 of the shares subject to the Option) per share, respectively.
Market Price on Date of Grant: $1.3125

Number of Shares subject to Option: 150,000

Type of Option: Non-Qualified

Dated of Expiration: April 13, 2008, 5:00 p.m., NYC time

Terms of Exercisability:

     Subject to the terms and conditions of the Plan and the Agreement to which this Schedule is annexed, the Option shall vest upon the attainment of any two of the three following objectives: (1) the Company achieving gross revenues of $100 million in any fiscal year during the Term (as defined in the Optionee's employment agreement with the Company), (2) the Company achieving net income of $12 million in any fiscal year during the Term or (3) the common stock of the Company attaining, during the Term, an average Fair Market Value (as defined in the Plan) for a period of twenty (20) consecutive trading days, and a Fair Market Value on the last day of such twenty (20) day period of $20.00; provided, however, that in any event the Option shall vest on the third anniversary of the grant date of the Option, and the Option shall become fully vested immediately upon a Change in Control (as defined in the Plan). The Option shall be exercisable, subject to paragraph 1 herein, until April 13, 2008.

Other exercisability features: Not Applicable


Date: April 13, 1998                        HEALTHCARE IMAGING SERVICES, INC.


                                            By:/s/ Elliott H. Vernon
                                            ------------------------

                                            OPTIONEE:

                                            /s/ Robert D. Baca
                                            ------------------
                                            Robert D. Baca


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                                           ANNEX I

                                 FORM OF ELECTION TO EXERCISE
                           (To be executed upon exercise of Option)

     The undersigned hereby elects to exercise the right pursuant to that certain Stock Option Agreement dated as of _________________, 19__ by and between Healthcare Imaging Services, Inc. (the "Company") and _______________________ (the "Option Agreement"), to purchase _________________
shares of common stock, $.01 par value per share (the "Shares"), of the Company.

Choose one of the following options:

_____   (i)    Payment for the Shares in the amount of $_________ is enclosed.
               The undersigned requests that certificates for the Shares be registered in the name of the undersigned.
_____   (ii)   Cashless Exercise/Hold - Payment for the Shares should be made by the surrender of ______________ shares of the Company's Common
               Stock having an aggregate fair market value of $____________.
               The undersigned requests that certificates for the Shares be registered in the name of the undersigned.
_____   (iii)  Cashless Exercise/Same Day Sale (Appropriate broker forms must be completed;  forms may be obtained from the Assistant Secretary).

Dated:
_________________________                   _________________________________
                                                   Optionee
                                                   ________________________
                                                   Social Security Number
Administrator Use Only
------------------------------------------------------------------------------



Date of Grant:                    ___________________________
Market Price on Date of Grant:    ___________________________
Market Price on Date of Exercise: ___________________________
Number of shares:                 ___________________________
Type of Option:                   ___________________________
Number of Shares Currently
Vested:                           ___________________________
Expiration Date:                  ___________________________
Withholding Tax:                  ___________________________

____________________________________________
Vice President, Controller                            Date




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